UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2013

Griffin Capital Net Lease REIT, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-54377

MD	26-3335705
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2121 Rosecrans Avenue, Suite 3321 El Segundo, CA 90245

(Address of principal executive offices, including zip code)

3106065900

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On January 14, 2013, Griffin Capital Corporation, the sponsor of Griffin Capital Net Lease REIT, Inc. (the “Registrant”), issued a press release disclosing the acquisition of the Comcast property which is described below in Item 8.01. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 8.01.	Other Events

Draws on Restated KeyBank Credit Agreement and Bridge Credit Agreement

In connection with the acquisition of the Comcast property described below, the Registrant drew down an additional $16.2 million (the “Facility Draw”), in debt, pursuant to that certain Amended and Restated Credit Agreement, as amended, with a syndicate of lenders, under which KeyBank National Association (“KeyBank”) serves as administrative agent (the “Restated KeyBank Credit Agreement”). The Facility Draw will bear interest at a rate of approximately 3.0%. The total amount drawn pursuant to the Restated KeyBank Credit Agreement is now approximately $145.2 million. Pursuant to a joinder agreement by a special purpose entity wholly-owned by the Registrant’s operating partnership that holds title to the Comcast property (the “Comcast SPE”) in favor of KeyBank as administrative agent, the Comcast property now serves as additional collateral for the Restated KeyBank Credit Agreement, which security is evidenced by a mortgage on the Comcast property, and the Comcast SPE now serves as an additional borrower.

In addition, the Registrant, through the Comcast SPE, drew down an additional $10.4 million (the “Bridge Loan Draw”), in debt, pursuant to that certain Bridge Credit Agreement, in which KeyBank served as initial lender (the “Bridge Credit Agreement”). The terms of the Bridge Credit Agreement are summarized in the Registrant’s Current Report on Form 8-K dated December 20, 2012. The Comcast SPE elected to have the Adjusted LIBO Rate apply to such Bridge Loan Draw, which amounted to an initial interest rate of approximately 4.7%. The Comcast SPE may change this election from time to time, as provided by the Bridge Credit Agreement. The Bridge Loan Draw is guaranteed by the Registrant, Griffin Capital Corporation, the Registrant’s sponsor, and a personal guaranty of Kevin A. Shields, the Registrant’s Chief Executive Officer and Chairman.

Acquisition of Comcast Property

On January 11, 2013, the Registrant closed on the purchase of a four-level, Class A, low-rise office building consisting of approximately 157,000 rentable square feet located in Greenwood Village, Colorado (the “Comcast property”), from an unaffiliated third party. The Comcast property is 100% leased to Comcast Cable Holdings, LLC (“Comcast Holdings”), a wholly-owned subsidiary of Comcast Corporation, pursuant to a triple-net lease which has a remaining term of approximately nine years, expiring in November 2021, with one extension period, at Comcast Holdings’ sole election, of either five additional years or ten additional years. The Comcast lease is guaranteed pursuant to a guaranty by Comcast Corporation, the parent of Comcast Holdings.

The purchase price for the Comcast property was $27 million, plus closing costs. In addition, the Registrant’s advisor earned $675,000 in acquisition fees and is entitled to reimbursement of $135,000 in acquisition expenses in connection with the acquisition of the Comcast property. The purchase price and the acquisition fees and reimbursed expenses were funded with the Facility Draw and the Bridge Loan Draw with the remaining amount funded by proceeds from the Registrant’s public offering. Following this acquisition, approximately 72% of the Registrant’s net operating income is generated or guaranteed by investment grade rated entities.

Comcast Holdings, through its subsidiaries and affiliates, is engaged in the construction, acquisition, ownership, and operation of cable television systems; and the provision of satellite-delivered video entertainment, information, and home shopping programming services to various video distribution media, mainly cable television systems. Its parent corporation and guarantor of the Comcast lease, Comcast Corporation, is the largest cable operator, residential internet service provider and the third largest home telephone service provider in the United States. Comcast Corporation has a Standard & Poor’s credit rating of BBB+ and is a component company of the S&P 100 and NASDAQ 100 market indices. The Comcast property serves as one of two technical support centers that supports Comcast Corporation’s internal field technicians primarily in the western region of the United States. The Comcast property is operated year round on a 24/7 basis and includes backup generator systems to ensure 100% uptime which is critical to providing Comcast Corporation’s field technicians, and ultimately its customers, uninterrupted services. Over $5.1 million in capital improvements have been made to the Comcast property since Comcast Holdings’ original occupancy in 1998.

The Comcast property is located in Greenwood Village, Colorado, a municipality situated in the southern portion of the Denver metropolitan area. The Comcast property has excellent access off of Interstate 25, good access to a Denver light rail station and is adjacent to the Denver Technological Center Master-Planned Community, which contains retail, dining and entertainment amenities.

Under the Comcast lease, as amended, Comcast Holdings is responsible for all costs and expenses incurred by the landlord in managing, operating, maintaining, servicing, insuring and repairing the building, atrium, surface parking areas and parking garage. The landlord is responsible for the maintenance of the structural soundness of the roof, foundation, structural steel and exterior walls of the building and parking garage and the replacement of the roofs of the building and parking garage. The Comcast lease provides for a tenant improvement allowance during the term of the lease of approximately $1.6 million, which amount was funded by the seller at closing. The Comcast lease has a remaining term of approximately nine years, which originally commenced on March 1, 1998, and the rent schedule for the remainder of the lease term is as follows:

Month Commencing	Approximate Annual Base Rent[1]	Annual Rent Per Square Foot[1]
June 2012	$2,123,500	$13.50
June 2013	$2,202,000	$14.00
June 2014	$2,280,800	$14.50
June 2015	$2,359,400	$15.00
June 2016	$2,438,100	$15.50
June 2017	$2,516,700	$16.00
June 2018	$2,595,400	$16.50
June 2019	$2,674,000	$17.00
June 2020	$2,752,600	$17.50

The implied initial capitalization rate for the Comcast property is approximately 8.06%. The estimated going-in capitalization rate is determined by dividing the projected net operating income for the first fiscal year the Registrant owns the property by the acquisition price (exclusive of closing and offering costs). The net operating income is calculated by totaling the sum of all the revenues from the tenants including base rental revenue, telecom revenue and expense reimbursement revenue then

[1]	The Approximate Annual Base Rent and Annual Rent Per Square Foot represent the annual triple-net rent payable in connection with the Comcast lease.

deducting the total of all the property expenses including utilities, insurance, real estate taxes, repairs and maintenance and all property operating expenses. The projected net operating income includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenants will perform its obligations under its lease agreements during the next 12 months.

The GC Net Lease REIT Property Management, LLC, an affiliate of the Registrant, will be responsible for managing the Comcast property and will be paid management fees in an amount of 3% of the gross monthly revenues collected from the Comcast property. The GC Net Lease REIT Property Management, LLC has hired an unaffiliated third party to manage the day-to-day operations and will pay such third party a portion of the management fees paid by the Registrant.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Griffin Capital Net Lease REIT, Inc. Press Release dated January 14, 2013

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin Capital Net Lease REIT, Inc.

Date: January 14, 2013	By:	/s/ Joseph E. Miller
Joseph E. Miller
Chief Financial Officer